EXHIBIT 99.1

Deep Down Announces Second Quarter 2021 Results

Houston, TX – August 16, 2021 – Deep Down, Inc. (OTCQB: DPDW) (“Deep Down” or the “Company”), a specialist in offshore energy equipment and services, today reported results for its second quarter ended June 30, 2021. Deep Down will hold a conference call tomorrow, Tuesday, August 17, 2021 at 10:00 am Eastern Time to review its results and outlook (call details below).

Deep Down at a Glance:

Share Price†:	$0.72	Cash*:	$4.1M
52-Week Range:	$0.34 - $0.80	Book Value*:	$8.8M
Shares Out.†:	12.4M	Price / Book Value:	1.0x
Market Cap†:	$8.9M	TTM Revenue:	$15.1M
*As of 12/31/20; †As of 8/13/21

Charles Njuguna, Deep Down’s CEO, commented, “Deep Down’s results for the second quarter of 2021 represent continued momentum for the company as we continue to capitalize on opportunities created by increased levels of offshore activity. Positive market trends and loosening travel restrictions allowed us to provide the necessary support to our customers as they complete their backlog of projects that were previously delayed due to the pandemic as well as begin work on new projects. We would not be able to achieve this level of top line growth without the hard work, dedication, and focus of the entire Deep Down team who executed at the highest level of safety and performance.

Gross profits for the second quarter were negatively impacted by lower margin fixed-price projects which were further impacted by increased labor costs and material prices. Second quarter net income growth was due to maintaining a disciplined cost structure and recording the full forgiveness of the PPP loan we obtained in April 2020. However, our net income was negatively impacted by recording a reserve for doubtful accounts related to certain aged receivables during the quarter.

“An element of uncertainty continues to remain around the recent COVID-19 developments, but we are encouraged that the increased levels of bidding and operational activity will be sustainable as market conditions continue to improve. We remain focused on strategically managing our cash flows and cost structure as we relentlessly pursue opportunities to further grow and strengthen our business.”

Operating Results

Deep Down’s revenues for the three months ended June 30, 2021 (“Q2 2021”) were $4.5 million, an increase of $1.8 million, or 66 percent, compared to the three months ended June 30, 2020 (“Q2 2020”). The year-over-year increase in revenues is primarily due to a continued increase in project activity, which is partially due to our customers commencing projects that were previously delayed or put on hold due to the pandemic.

Gross profit for Q2 2021 was $1.4 million, or 31 percent of revenues, compared to Q2 2020 gross profit of $1.3 million, or 46 percent of revenues. The decrease in gross profit percentage was principally due to the increased cost of materials and a larger utilization of fabrication personnel in Q2 2021 as compared to Q2 2020. Additionally, the Company received rent abatements during Q2 2020 that were not received in Q2 2021.

Selling, general and administrative expenses (“SG&A”) were $1.8 million in Q2 2021 compared to $2.0 million in Q2 2020. The year-over-year decrease in SG&A was primarily due to the inclusion of a $0.2 million severance charge related to the elimination of the Company’s Chief Operating Officer position during Q2 2020.

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During Q2 2020, the Company recorded charges of $4.5 million for the impairment of certain idle long-lived assets. The impairment was the result of an analysis of the carrying value of the assets and the Company’s inability to objectively project future cash flows from the sale or lease of these assets, particularly in light of the impact of the COVID-19 pandemic and resulting global economic disruption. No impairment of long-lived assets was recorded during Q2 2021.

During Q2 2021, the Company recorded net other income of $1.1 million related to the forgiveness of its first PPP loan obtained in April 2020. No net other income related to PPP loan forgiveness was recorded during Q2 2020.

Due to the factors discussed above, Deep Down reported a Q2 2021 net profit of $0.7 million, or $0.06 per diluted share, compared to a Q2 2020 net loss of $5.3 million, or $0.42 loss per diluted share. Per share results are based on 12.44 million weighted average shares outstanding for both Q2 2021 and Q2 2020.

Deep Down reported negative modified EBITDA of $0.1 million in Q2 2021 compared to negative modified EBITDA of $0.2 million in Q2 2020. The year-over-year improvement in modified EBITDA was primarily due to increased revenues as a result of a general uptick in offshore activity over the past twelve months. Modified EBITDA for Q2 2021 was also impacted by recording a $0.5 million reserve for doubtful accounts receivable as compared to recording a $0.4 million reserve for doubtful accounts receivable for Q2 2020.

Financial Strength

At June 30, 2021, Deep Down had working capital of $6.1 million, which includes cash of $4.1 million and net receivables of $4.5 million. Total shareholders’ equity was $8.8 million, or approximately $0.71 per diluted share. Given the Company’s current capital structure, Deep Down is well-positioned for growth as the Company continues to witness positive signs of increased market activity and commodity prices remaining at healthier levels.

Conference Call Details:

Password:	4551228
Call Dial-in:	1-877-303-6187 for domestic callers
1-678-894-3073 for international callers
Webcast/Replay URL:	https://edge.media-server.com/mmc/p/ggc2mam7
Replay:	Available through August 31, 2021 on www.deepdowninc.com

About Deep Down, Inc. (www.deepdowninc.com)

Deep Down focuses on complex deepwater and ultra-deepwater oil and gas production distribution system technologies and support services, connecting the platform and the wellhead. Deep Down's proven services and technological solutions include distribution system installation support and engineering services, umbilical terminations, loose-tube steel flying leads, installation buoyancy, remotely operated vehicles and tooling, marine vessel automation, control, and ballast systems. Deep Down supports subsea engineering, installation, commissioning, and maintenance projects through specialized, highly experienced service teams and engineered technological solutions.

Forward-Looking Statements Any forward-looking statements in the preceding paragraphs of this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties in that actual results may differ materially from those projected in the forward-looking statements. In the course of operations, we are subject to certain risk factors, competition and competitive pressures, sensitivity to general economic and industrial conditions, international political and economic risks, availability and price of raw materials and execution of business strategy. For further information, please refer to the Company's filings with the Securities and Exchange Commission, copies of which are available from the Company without charge.

Investor Relations:

Trevor Ashurst

ir@deepdowninc.com

281-862-2201

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DEEP DOWN, INC.

SUMMARY FINANCIAL DATA

(UNAUDITED)

Comparative Condensed Consolidated Income Statement

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
	(In thousands, except per share amounts)
Revenues	$4,528	$2,725	$8,450	$6,330
Cost of sales	3,122	1,458	5,316	3,940
Gross profit	1,406	1,267	3,134	2,390
Total operating expenses	1,830	6,556	3,442	8,310
Operating loss	(424)	(5,289)	(308)	(5,920)
Total other (income) expense	(1,154)	1	(1,190)	2
Income (loss) before income tax expense	730	(5,290)	882	(5,922)
Income tax expense	6	–	10	5
Net income (loss)	$724	$(5,290)	$872	$(5,927)
Net income (loss) per share, basic and diluted	$0.06	$(0.42)	$0.07	$(0.47)
Weighted-average shares outstanding, basic and diluted	12,444	12,492	12,439	12,601

Comparative Condensed Consolidated Balance Sheets

	June 30,	December 31,
	2021	2020
	(In thousands)
Assets:
Cash	$4,073	$3,745
Other current assets	5,272	5,177
PP&E, net	2,268	2,604
Other non-current assets	2,799	3,413
Total assets	$14,412	$14,939

Liabilities:
Current liabilities	$3,251	$4,842
Other long-term liabilities	2,354	2,199
Total liabilities	5,605	7,041
Stockholders' equity	8,807	7,898
Total liabilities and stockholders' equity	$14,412	$14,939

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DEEP DOWN, INC.

SUMMARY FINANCIAL DATA, CONTINUED

(UNAUDITED)

Modified EBITDA data:

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
	(In thousands)
Net income (loss)	$724	$(5,290)	$872	$(5,927)
Add: Interest expense, net	8	1	21	2
Add: Income tax expense	6	–	10	5
Add: Depreciation and amortization	262	303	522	604
Add: Share-based compensation	17	24	37	74
Add: Asset impairment	–	4,490	–	4,490
Add: One-time charges related to elimination of COO position	–	245	–	245
Deduct: Gain on sale of asset	(6)	–	(55)	–
Deduct: Forgiveness of PPP loan	(1,124)	–	(1,124)	–
Modified EBITDA (loss)	$(113)	$(227)	$283	$(507)

Cash flow data:

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
	(In thousands)
Cash provided by (used in):
Operating activities	$(447)	$(442)	$(643)	$(351)
Investing activities	(134)	(38)	(140)	(95)
Financing activities	–	1,111	1,111	587
Change in cash	$(581)	$631	$328	$141

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